EXHIBIT 10.2

EAGLE MATERIALS INC.

SPECIAL SITUATION PROGRAM

FOR FISCAL YEAR 2022

1.    The Eagle Materials Inc. Special Situation Program for Fiscal Year 2022 (the “SSP” or the “Plan”) shall be funded by: (i) 0.2% of Eagle Material Inc.’s EBITDA, as determined by the Compensation Committee of the Board of Directors (“Committee”); (ii) the portions of subsidiary company and corporate annual incentive compensation bonus pools not paid out (not earned); and (iii) the portion of the subsidiary companies long-term compensation plans not paid out (not earned). All full-time employees of Eagle Materials Inc. (“Eagle” or the “Company”) or a subsidiary company will be eligible to receive an SSP award.

A.	An SSP award is intended to recognize outstanding individual performances during the current fiscal year based on contributions that dramatically improve the Company’s profitability or worth.

B.

An SSP award may also be made to individuals at Eagle or at subsidiary companies whose operating profit has been adversely affected by market conditions in order to recognize superior performance of the participants at those companies.

C.	SSP funds not awarded may be retained by the Company for use in future fiscal years.

2.    SSP awards may be recommended by subsidiary company Presidents, Eagle EVP’s and/or the Eagle Chief Executive Officer (“CEO”). The approval of the Eagle CEO is required for all SSP awards; provided, that an SSP award to any senior executive officers who are required to make disclosures under Section 16 of the Securities Exchange Act of 1934, as amended (“Executive Officers”), shall require the approval of the Committee.

3.    The SSP shall be administered by the CEO, who shall have full and exclusive power to interpret the Plan and to adopt such rules, regulations and guidelines for carrying out this Plan as the CEO may deem necessary or appropriate in the CEO’s sole discretion. All decisions of the CEO shall be binding and conclusive on the participants. Notwithstanding the foregoing, any matter affecting an SSP award to an Executive Officer (including, without limitation, any interpretation of the Plan or the adoption of any rules, regulations or guidelines affecting an award to an Executive Officer) shall be approved by the Committee. Any decision by the Committee with respect to an Executive Officer shall be final and binding.

4.    This Plan and all determinations made and actions taken pursuant hereto, shall be governed by and construed in accordance with the laws of the State of Texas, without reference to any conflicts of law principles thereof that would require the application of the laws of another jurisdiction.